UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2010

INTERNATIONAL ASSETS HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23554	59-2921318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Id. No.)

708 Third Avenue, Suite 1500, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 485-3500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 9, 2010, International Assets Holding Corporation (“International Assets”) and Hanley Group Holdings, LLC (“HGH”) entered into an Option Agreement (the “Option Agreement”), pursuant to which International Assets granted HGH an option (the “Option”) to acquire shares of the common stock of International Assets.

The Option Agreement was executed and delivered pursuant to the terms of the Purchase Agreement dated as of July 2, 2010 (the “Purchase Agreement”), between FCStone Group, Inc. (“FCStone”), a wholly owned subsidiary of International Assets, HGH, and certain affiliates of HGH. The transactions contemplated by the Purchase Agreement were closed on July 9, 2010.

The terms of the Purchase Agreement are described in the Form 8-K filed by International Assets on July 7, 2010.

Under the Option Agreement, HGH has the right to elect, in its discretion, to receive up to thirty percent (30%) of the final earnout payment to be made under the Purchase Agreement in 2013 in the form of restricted shares of the common stock of International Assets. The Option may be exercised by HGH at any time during the twenty day period commencing on June 30, 2013. The option price will be equal to the greater of: (i) $16.00 per share, or (ii) seventy five percent (75%) of the fair market value of the common stock of International Assets as of June 30, 2013. The maximum number of restricted shares issuable upon the exercise of the Option is 187,500 shares. The restricted shares will be subject to restrictions on transfer which will lapse at the rate of one-third per year over the three year period commencing on June 30, 2013.

Item 3.02.	Unregistered Sale of Equity Securities.

On July 9, 2010, International Assets granted HGH the Option described in Item 1.01 of this Form 8-K. International Assets granted the Option in consideration of the transactions contemplated by the Purchase Agreement.

The Option was issued by International Assets in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Document

10.2	Option Agreement by and among International Assets Holding Corporation and Hanley Group Holdings, LLC (incorporated by reference from the Form 8-K filed on July 7, 2010)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ASSETS HOLDING CORPORATION
Date: July 15, 2010

	By:	/s/ Brian Sephton
Brian Sephton, Chief Legal and Governance Officer